Exhibit 10.6

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of September 9, 2022 (the “Effective Date”) by and between XL Fleet Corp. (the “Company”), a Delaware corporation, and Christian Fong (“Executive”). References below to the “Company” shall include its subsidiaries and affiliates when applicable.

1. Roles and Duties.

(a) President Role. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its President, reporting to the Company’s Chief Executive Officer. Executive shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by Executive’s position in a similarly situated company in the United States. He will also serve as Chief Executive Officer of Spruce Power. Executive shall become Chief Executive Officer of the Company, effective on February 15, 2023 or an earlier date if agreed by the Board of Directors of the Company (the “Board”) and Executive and shall, upon becoming Chief Executive Officer of the Company, thereafter report directly to the Board. Executive accepts the employment upon the terms and conditions set forth herein and agrees to perform such duties and discharge such responsibilities to the best of Executive’s ability. In each of his positions, Executive shall have duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with Executive’s position. The Board will consult with Executive in determining other persons to be appointed to or nominated for election to the Board. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit; (ii) serving on boards, committees or similar bodies of charitable or nonprofit organizations; (iii) fulfilling limited teaching, speaking and writing engagements; and (iv) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive to not individually or in the aggregate materially interfere or conflict with the performance of Executive’s duties and responsibilities to the Company or contravene any restrictive covenants or codes of conduct; provided, that with respect to the activities in clauses (ii) and/or (iii), Executive shall notify the Board of such activities.

(b) Board Membership. Executive shall be appointed to the Board as of the Effective Date. The Company or the applicable Board committee will recommend Executive to the Board for nomination, and the Board shall nominate Executive for election and, as appropriate, reelection to the Board. Executive understands and agrees that, regardless of whether he is serving on the Board at the time, Executive shall not participate in any deliberations or actions undertaken by the Board with respect to any determination that the Board may consider reaching with respect to matters covered by Sections 2 or 3 below. Executive’s service as a Board member shall be without further compensation. Upon termination of Executive’s employment with the Company, for any reason, Executive shall resign immediately from the Board and from any officer or board positions at any affiliate, if any, for which Executive is then currently serving as a director or officer at the time of termination of employment, absent agreement to the contrary by the Board Nominating and Governance Committee. Executive agrees to execute such documents, if any, as are reasonably necessary or appropriate to effectuate such resignations. In the absence of any other written resignation proffered to the Board, this Agreement, upon such termination, shall constitute such a written resignation.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated hereunder by either party (such term of employment shall be referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by the Company.

(A) If because of Executive’s Disability (as defined below in Section 2(c)), written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B) If for Cause (as defined below in Section 2(d)), written notice by the Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company, provided that if prior to the effective date of such termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C) If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Executive.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Executive to the Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective as provided in Section 2(e); provided that if prior to the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective no fewer than thirty (30) days after the date of such notice, unless waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Executive has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean that Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of 120 calendar days within any rolling 12-month period (whether or not consecutive) or is eligible for benefits under a long-term disability plan sponsored by the Company. The determination that Executive is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Executive and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Executive and the Company. Executive hereby consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) willful misconduct or gross negligence with respect to any material aspect of the Company’s business; (ii) refusal to follow the lawful directions of the Board; (iii) breach of a fiduciary duty owed to the Company or its shareholders; (iv) any act of fraud, embezzlement or other material dishonesty with respect to the Company; (v) conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony or crime of moral turpitude; (vi) habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Executive is properly taking under a current prescription), (vii) misappropriation by Executive of any material assets or any business opportunities of the Company or any of its subsidiaries or affiliates; (viii) a material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Executive’s employment, including policies and rules prohibiting discrimination or harassment; or (ix) a material breach of any restrictive covenants agreement or any other written agreement between the Company or one of its subsidiaries and Executive, provided that Executive will have thirty (30) days after notice from the Board to cure a failure or a breach under (vi), (viii) and (ix), to the extent reasonably curable.

(e) Definition of “Good Reason”. As used herein, “Good Reason” means the occurrence of any of the following events without Executive’s consent; provided, that any resignation by Executive due to any of the following conditions will only be deemed for Good Reason if: (i) Executive gives the Board written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the event that Executive believes constitutes Good Reason; (ii) the Company fails to cure, if curable, such event within thirty (30) days following receipt of Executive’s written notice; and (iii) Executive actually resigns his employment within sixty (60) days (or, if later, effective September 10, 2023) after delivering his notice to the Board based on any of the following: (a) failure to appoint Executive as Chief Executive Officer of the Company effective no later than February 15, 2023; (b) a material reduction of Executive’s Base Salary or Target Bonus as in effect immediately prior to the reduction; (c) a change in the geographic location of the place where Executive principally performs services for the Company by more than fifty (50) miles from its existing location (other than in connection with business travel); (d) the Board’s failure to nominate or re-nominate Executive for a seat on the Board; or (e) a material reduction in Executive’s authority, duties or responsibilities (other than in connection with a Change of Control in which Executive retains authority over the Company’s business that is similar to the pre-Change of Control authority other than such reductions as are typical when becoming a senior executive of an acquirer’s subsidiary or that relate to ceasing to be the most senior executive of a publicly traded corporation). For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto (the “Code”).

(f) Prior Employer Compensation. Executive knowingly waives any claim against the Company with respect to any compensatory agreement or arrangement he has or has had in place with the Sellers (as defined in the Membership Interest Purchase and Sale Agreement by and among the Company, SF Solar Blocker 2 LLC, SF Solar Blocker 3 LLC, and Spruce Holding Company 3 Holdco LLC and HPS Investment Partners, LLC as Sellers’ Representative, the “MPSA”) or Spruce Manager, LLC or any affiliates of the Sellers or any entities or businesses being purchased under the MPSA, whether such claim for compensatory payments, damages, taxes, or penalties. Nothing in this section applies to the compensation described in other sections of this Agreement nor does it apply to any ordinary compensatory payments due from the entities purchased under the MPSA that have not yet been made because of normal payroll processing delays.

(g) Employment through First Anniversary. Executive intends to remain employed by the Company until at least September 10, 2023. Notwithstanding anything herein to the contrary, in the event that Executive’s employment ceases pursuant to the events described in Section 2(b)(ii)(C) or Section 2(b)(iii)(A), the effective date of Executive’s separation of service will be no earlier than September 10, 2023. If any such termination of employment pursuant to Section 2(b)(ii)(C) or Section 2(b)(iii)(A) is contemplated on or before September 10, 2023, the Company or Executive, as applicable, shall notify the other party in writing (the date of such notice, the “Notice Date”). Between the Notice Date and September 10, 2023 (the “Transition Period”), the Executive will continue to remain employed by the Company, absent an intervening termination for Cause. During the Transition Period, Executive will be expected to perform such transition and other duties as reasonably requested by the Company in its discretion, at a level no less than necessary such that Executive’s “separation from service” under Section 409A(a)(2)(A)(i) of the Code will occur no earlier than September 10, 2023. During the Transition Period, the Executive will be paid his then applicable compensation and benefits (subject to the terms of the benefit plans). For the avoidance of doubt, payments during the Transition Period will offset dollar for dollar the Company’s aggregate obligations (if applicable) under Section 4(e)(i), provided that no change in the payment schedule shall occur. In addition, the Company’s obligations under Section 4(e)(iii) shall be reduced by the number of full months occurring during the Transition Period.

3. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of Six Hundred Fifty Thousand Dollars ($650,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Executive will be eligible for reasonable annual growth in Base Salary under the oversight and judgment of, and recommendation of approval of, the Compensation Committee of the Board and the approval of the Board. The amount of any salary increase will be determined by the Board in its discretion.

(b) Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”) pursuant to the Company’s bonus plan offered to Company executives, with a target bonus (the “Target Bonus”) equal to 100% of his then-current Base Salary. The Annual Performance Bonus will be based on achieving annual performance metrics determined by the Compensation Committee (or the Board) in its sole discretion after consultation with Executive, provided that any payments above the Target Bonus (if the metrics are achieved) will be in the sole discretion of the Compensation Committee or the Board. The Annual Performance Bonus shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year to which it relates. Executive must be employed by the Company on the date that the Annual Performance Bonus is paid to Executive in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. Executive acknowledges and agrees that any Annual Performance Bonus for calendar year 2022 shall be prorated for the period from the Effective Date to December 31, 2022. For the Annual Performance Bonus for the fiscal year ending December 31, 2023 (the “2023 Bonus”) only, if Executive is employed by the Company as of the date such bonus is due to be paid to other members of the executive management team, the Annual Performance Bonus will be no less than the Target Bonus, less applicable taxes and withholdings.

(c) Signing Grant. Executive shall be entitled to a signing bonus through a grant of Nine Hundred Nine Thousand Ninety One (909,091) fully vested shares of the common stock of the Company (“Company Common Stock”) to be issued as of the Effective Date under and pursuant to the terms of the XL Fleet Corp. 2020 Equity Incentive Plan (the “Equity Plan”) and as set forth in an accompanying award agreement, with the number of shares reduced to reflect any employee withholding obligations with respect to the grant. Executive agrees to not dispose of any of the shares so granted until at least the first anniversary of the date of grant (except in the case of a termination for Good Reason).

(d) Time-Based Equity Award. Effective as of the Effective Date, Executive shall be granted restricted stock units (“RSUs”) with respect to Nine Hundred Nine Thousand Ninety One (909,091) shares of Company Common Stock to be issued under and pursuant to the terms of the Equity Plan and as set forth in an accompanying award agreement. The RSUs will vest 25% on the first anniversary of the Effective Date with the remainder vesting in equal quarterly installments on the last day of each quarter (beginning September 30, 2023) over the following three years, provided that Executive remains employed by the Company on each vesting date (except as otherwise provided in this Agreement). Commencing with the 2024 performance year, Executive will be eligible to be considered for additional awards of equity compensation in the sole discretion of the Board or the Compensation Committee, and consistent with Company practice regarding Company executives.

(e) Performance-Based Equity Award. Effective as of the Effective Date, Executive shall also be granted additional RSUs (the “Ladder RSUs”) with respect to One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six (1,666,666) shares of Company Common Stock to be issued under and pursuant to the terms of the Equity Plan and an accompanying award agreement. The Ladder RSUs are described on Schedule I to this Agreement, which forms a part of this Agreement.

(f) Vacation. The Company acknowledges that Executive will manage his vacation in accordance with the Company’s flexible vacation policy, in a manner scheduled to minimize disruption to the Company’s operations. Executive’s use of annual vacation time of six weeks or less will not be deemed a breach of his duties to the Company. No unused vacation time will be paid to Executive upon termination of employment, unless otherwise required by applicable law.

(g) Fringe Benefits. While employed, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs and on the same terms and conditions as those applicable to similarly situated senior executives. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern). Nothing contained herein shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(h) Reimbursement of Expenses. The Company will pay directly to counsel or reimburse Executive for up to Twenty Five Thousand Dollars ($25,000) within fifteen (15) days following receipt of a letter from his counsel that he has incurred and is expected to pay attorneys’ fees of at least the amount sought with respect to the negotiations and all documentation relating to his becoming employed by the Company (including any review of any equity compensation materials). In addition, the Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(i) Indemnification. The Company will indemnify Executive through a separate Indemnification Agreement that will provide indemnity and advancement pursuant to Delaware law in substantially the same form provided to other executive officers. The Company will purchase and maintain in effect a directors and officers insurance policy and will insure Executive consistent with coverage provided to all Company directors and officers.

(j) Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

(k) Required Stock Ownership. Executive will be subject to a stock ownership requirement pursuant to which the Company’s chief executive officer is expected to hold, phased in over a three year period, Company Common Stock valued at five times’ Executive’s Base Salary, with exceptions permitting sale in the event of hardship or after ceasing to be employed.  Executive will be consulted in connection with the design of the stock ownership requirement. In addition (and counting against the ownership rule while held), Executive agrees to retain at least twenty percent (20%) of any shares received on vesting of any RSUs for a period of at least one year after distribution to him, net of any required tax withholdings

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; (ii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed; and (iii) any earned but unpaid Annual Performance Bonus (except as provided under Section 3(b)). Executive’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by the Company for Cause. If Executive’s employment hereunder is terminated by the Company for Cause, then the Company shall pay the Accrued Obligations to Executive within the time provided by law for terminated employees and the Company shall have no further obligations to Executive under this Agreement.

(c) Termination by Executive Without Good Reason. If Executive’s employment hereunder is terminated by Executive without Good Reason then the Company shall pay the Accrued Obligations. The Company shall have no further obligations to Executive under this Agreement.

(d) Termination as a Result of Executive’s Disability or Death. If Executive’s employment hereunder terminates as a result of Executive’s Disability or death, the Company shall pay to Executive within the time provided by law (i) the Accrued Obligations; and (ii) a pro-rata portion of Executive’s Target Bonus for the calendar year in which such termination occurs based on the period worked by Executive during such calendar year prior to termination, with such payment to be made in one lump sum in accordance with Company’s normal payroll practices and schedules as soon as practicable following the cessation of employment, less all customary and required taxes and employment-related deductions. In addition, on the date of termination of Executive’s employment under this subsection, Executive shall become fully vested in any and all equity awards with time-based vesting that would have vested during the twelve (12) month period following the termination date. The Company shall have no further obligations with respect to any benefit or compensation to Executive under this Agreement.

(e) Termination by the Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by action of the Company without Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release (as defined herein)):

(i) Severance Payments. Continuation of payments in an amount equal to the sum of eighteen (18) months of then-current Base Salary and 1.5 times the Target Bonus, with the sum payable ratably over an eighteen (18) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly).

(ii) Equity Acceleration. Full vesting in any and all equity awards with time-based vesting that would have vested during the twelve (12) month period following the termination date, provided that no vesting shall occur after the date of termination until such date as the Release required below becomes effective against Executive (at which time vesting will occur) and the portion subject to acceleration shall not be forfeited until the earlier of (i) sixty (60) days after the date of termination without the Release’s becoming effective or (ii) Executive’s notification to the Company that he will not execute or will revoke the Release.

(iii) COBRA Payment. Payment of a lump sum equal to COBRA premiums at active employee rates for eighteen (18) months (and Executive shall have a duty to inform Company of subsequent medical coverage to which he is entitled, with repayment to Company of COBRA premiums for unused months of coverage).

(iv) Effect on Noncompetition Restrictions. If Executive’s termination for Good Reason is as a result of the Board’s not promoting him to Chief Executive Officer by February 15, 2023 (and the Board’s reason for the lack of promotion does not cite Cause), the Restricted Period, as defined in and applied to Section 4(a) of the Employee Covenants Agreement (as defined below), will be reduced to six (6) months, beginning as of the later of (i) the Notice Date where applicable under Section 2(g) and (ii) September 10, 2023. If Executive’s termination without Cause occurs before September 10, 2023, the Restricted Period, as defined in and applied to Section 4(a) of the Employee Covenants Agreement, will be twelve (12) months beginning with the Notice Date. The Restricted Period for other purposes will remain as stated in the Employee Covenants Agreement.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6. The Company will commence payment of the severance payments in Section 4(e)(i) and make the COBRA Payment on the first payroll date whose cutoff date follows the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the 60-day period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service.

(f) Termination by the Company Without Cause or by Executive For Good Reason in Connection with a Change of Control. In the event that a Change of Control of the Company (as defined below) occurs and (a) within a period of two (2) years following the Change of Control, or (b) within a period of ninety (90) days preceding the Change of Control if the termination is related to the Change of Control, Executive’s employment is terminated without Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(g) (including Executive’s execution of the Release):

(i) Severance Payments. Payments in an amount equal to twice the sum of the then-current Base Salary and the Target Bonus, with the sum payable ratably over a twenty-four (24) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (provided such payments shall be made at least monthly).

(ii) Equity Acceleration. Full vesting of any and all equity awards outstanding as of the date of Executive’s termination, provided that no vesting shall occur after the date of termination until such date as the Release becomes effective against Executive (at which time, subject to the paragraph following Section 4(f)(iv), vesting will occur), and the portion subject to acceleration shall not be forfeited, subject to the provisions of the paragraph following Section 4(f)(iv) until the earlier of (i) sixty (60) days after the date of termination without the Release’s becoming effective or (ii) Executive’s notification to the Company that he will not execute or will revoke the Release.

(iii) COBRA Payment. Payment of a lump sum equal to COBRA premiums at active employee rates for eighteen (18) months (and Executive shall have a duty to inform Company of subsequent medical coverage to which he is entitled, with repayment to Company of COBRA premiums for unused months of coverage).

If the termination without Cause or termination for Good Reason precedes the Change of Control, no enhanced severance will be paid or extra vesting will occur unless and until such time as the Change of Control closes, but the equity awards, if any, that would vest will remain unforfeited until the earliest of the closing of the Change of Control, the cancellation of the Change of Control, or ninety (90) days after employment ends (to determine if a Change of Control will occur). If the closing of the Change of Control occurs on the timing contemplated by this section, the first payment of severance will include any enhanced severance not paid pending the completion of the Change of Control. Any enhanced payment or vesting will be further conditioned on the Release’s becoming effective within sixty (60) days following the termination of employment.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the Release and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(f), Executive shall not be eligible for any of the severance payments and benefits as provided in Section 4(e). The Company will commence the severance payments in Section 4(f)(i) and make the COBRA Payment on the first payroll date whose cutoff date follows the date on which the Release required by Section 4(g) becomes effective and non-revocable, provided, that if the time period during which the Release is required to become enforceable and irrevocable crosses a tax year, then the payments will delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service.

As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of Persons (other than the Company or its affiliates) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions (but excluding any bona fide financing event in which securities are acquired directly from the Company); (ii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation (i) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (ii) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors (or other managing body) of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors (or other managing body) of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; provided that, in each case, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

(g) Execution of Severance Agreement and Release of Claims. The Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a severance agreement and release of claims as described below (the “Release”). The Release shall be in substantially the form attached hereto as Exhibit B (subject to revisions for applicable law and changed circumstances). The final version of the Release must be provided to Executive not later than fifteen (15) days following the effective date of termination of Executive’s employment by the Company and executed by Executive and returned to the Company within sixty (60) days after such effective date. If Executive fails or refuses to return the Release within such 60-day period, Executive’s severance payments and benefits to be paid hereunder shall be forfeited.

(h) No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above, and Executive shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against the Company relating to the termination of Executive’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Executive to mitigate or to offset compensation earned by Executive in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.

5. Confidentiality; Prohibited Competition and Solicitation; Inventions Assignment. In light of the competitive and proprietary aspects of the business of the Company, and as a condition of employment hereunder, Executive agrees to execute and abide by the Company’s Employee Covenants (the “Employee Covenants Agreement”), attached as Exhibit A hereto.

6. Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Executive shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Executive’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. In the event that Executive is then using his personal devices (whether computers, mobile phones or otherwise) in the service of Company business activities, Executive agrees to tender such devices to Company to enable Company to recover and retrieve any Company information stored therein. Company shall return such devices to Executive after such retrieval. Executive may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Executive understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Executive has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon. The Company agrees that it shall not use Executive’s name, image, or likeness subsequent to the termination of Executive’s employment without Executive’s express written consent other than as may be required by applicable law and in connection with securities filings.

7. Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Executive) which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this section.

8. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

9. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing.

Notices to the Company shall be sent to:

General Counsel

XL Fleet Corp.

47000 Liberty Drive

Wixom MI 48393

Attn: Stacey Constas, Esq. (sconstas@xlfleet.com)

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

XL FLEET CORP.

By:	/s/ Eric Tech
Name:	Eric Tech
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Christian Fong
Name:	Christian Fong

Schedule I

Ladder RSUs

The Ladder RSUs shall become vested on the dates of certification by the “Administrator,” as defined in the Equity Plan, of the Achievement of the applicable milestone stock prices (each a “Milestone Stock Price”):

1.	10% of the Ladder RSUs shall vest upon Achievement (as defined below) of a stock price that equals or exceeds $3.23;
2.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $5.37;

3.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $7.50;

4.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $9.64;

5.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $11.77;

6.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $13.91;

7.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $16.04;

8.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $18.18;

9.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $20.31; and

10.	10% of the Ladder RSUs shall vest upon Achievement of a stock price that equals or exceeds $22.45.

“Achievement” of each applicable Milestone Stock Price shall be based on the average of the closing prices of the Company Common Stock on the New York Stock Exchange for a period of twenty (20) consecutive trading days equaling or exceeding the applicable Milestone Stock Price, as measured and, if applicable, certified by the Administrator as achieved within thirty (30) days after the end of each calendar quarter. The shares resulting from the vesting will be distributed as soon as practicable and, in any event, within the short-term deferral period after vesting. For the avoidance of doubt, upon the achievement of any of the Milestone Stock Prices described in clauses (1) through (10), above, the Milestone Stock Prices in the preceding clauses shall also be deemed achieved, provided that no Milestone Stock Price will be treated as achieved more than once. The Milestone Stock Prices will be adjusted as applicable in light of stock splits, or reverse stock splits and may be adjusted for stock dividends or other capitalization events. Executive must remain employed by the Company on the date of determination of achievement. Vesting of the Ladder RSUs will be rounded up for fractional shares to the next full share, provided that the total vested will not exceed the amount of the grant. The Ladder RSUs will expire to the extent not vested within ten years of the date of grant.

Exhibit A

ATTACHMENT A

XL FLEET CORP.

EMPLOYEE COVENANTS AGREEMENT

In consideration of my employment and/or continued employment with XL Fleet Corp., its subsidiaries, affiliates, successors, or assigns (collectively, the “Company”), and my receipt of any compensation now and/or hereafter paid to me by the Company, I have executed this Covenants Agreement (this “Agreement”). For purposes of this Agreement, the Company also refers to the entities and assets XL Fleet Corp. has purchased pursuant to the MPSA as defined in the Employment Agreement (the “Employment Agreement”) to which the Agreement is attached (the “Spruce Business”). I recognize and acknowledge that the Company is engaged in activities that involve, and continue to involve, the use of proprietary business plans, methods, and technologies developed through the expenditure of substantial amounts of skill, time, and money. As a result of such investments, the Company has developed certain Trade Secrets and Confidential Information (defined herein) which give the Company significant advantages over its competitors. Due to the nature of my employment with the Company, I may have frequent direct and indirect contact with various customers of the Company and may be presented with, have access to, and/or participate in the development of Trade Secrets and Confidential Information. These constitute valuable, special, and unique assets of the Company, the misuse, misapplication, or disclosure of which contrary to the terms of this Agreement may cause substantial loss of competitive advantage and substantial and possibly irreparable damage to the business and asset value of the Company.

1.	DEFINITIONS. The following capitalized terms are select definitions used in this Agreement:

(a) “Trade Secrets” shall have the definition provided under applicable law as modified from time to time. The current definition includes, but is not limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records a secret, whether scientific, technical, merchandising, production, or management information, design, process, procedure, formula, invention, or improvement. Trade Secrets may also consist of: (i) any formula, pattern, device, or compilation of information that is used in the Company’s business, and which gives it an opportunity to obtain an advantage over competitors who do not know or use it; (ii) a formula for a chemical compound, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, or a list of customers; or (iii) a process or device for continuous use in the operation of the business, and generally relates to the production of goods or services. To the extent otherwise protectable as a Trade Secret, the Company’s Trade Secrets include, but are not limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, and any other product or service offered by the Company during my employment with the Company, including specifically knowledge related to the Spruce Business. Trade Secrets also include anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as trade secret, whether or not owned or developed by the Company.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is of value to the Company, and is not generally known to competitors of the Company, whether written, fixed in other tangible form, or committed to memory. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, all information about the Company’s business and affairs, such as its executives, employees, and contractors, product specifications, designs, processes, data, concepts, ideas, product descriptions, price lists, pricing policies, business methods, contracts and contractual relationships with customers and suppliers, customer and supplier lists, current and anticipated customer requirements, current and planned distribution methods and processes, business plans, marketing plans and techniques, finances and financial projections, market studies, computer software and programs (including without limitation object and source code), systems, structures and architectures, proprietary intellectual property (including without limitation, know-how, inventions, discoveries, patents, patent applications, and patentable subject matter, and copyrighted materials). Confidential Information shall include, but not be limited to, all of the Company’s knowledge regarding the research, development, manufacture, processing, marketing, distribution, operation, and sale of the Company’s vehicle modification technologies, systems, and kits to improve fuel efficiency and emissions, knowledge related to the Spruce Business and any other product or service offered by the Company during my employment with the Company. Confidential Information also includes anything described in this Section that the Company obtains from a third party and which it treats as proprietary or designates as confidential information, whether or not owned or developed by the Company.

47000 Liberty Drive Wixom MI 48393

(c) The terms “Confidential Information” and “Trade Secrets” shall not include any materials or information to the extent that it: (i) is or becomes publicly known or generally utilized by others engaged in the same business or activities in which the Company utilized, developed, or otherwise acquired such information, other than as the result of a breach of this Agreement; or (ii) is known to me prior to my employment with the Company, having been lawfully received from parties other than the Company..

(d) “Inventions” shall mean all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, including, but not limited to, software, code, websites, algorithms, methods, content, packaging, surveys, reports, contributions to Company’s proprietary business methods, marketing plans, and work product, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company.

2.	NON-DISCLOSURE.

(a) Trade Secrets. During the term of my employment with the Company and after the termination thereof, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Trade Secrets of the Company or of the Company’s customers, business partners or subcontractors, or any related third- party, so long as they remain Trade Secrets as described in this Agreement.

(b) Confidential Information. During the term of employment with the Company and after my termination therefrom, whether such termination is at the instance of the Company or me, I will not, except as expressly authorized or directed by the Company, use, copy, duplicate, transfer, transmit, disclose, or permit any unauthorized person access to any Confidential Information of the Company, any of Company’s customers, any of Company’s business partners or subcontractors, or any related third-party

(c) Return. Upon request of the Company and in any event upon the termination of employment with Company, I will deliver to the Company all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof in any form, concerning or containing Trade Secrets, Confidential Information, or Inventions that are in my possession, whether made or compiled by me, furnished to me, or otherwise obtained by me.

3.	ASSIGNMENT AND RELATED COVENANTS.

(a)	Prior Inventions.

(i) On Schedule A, I have provided a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), that belong to me, and which relate to the Company’s proposed business, products or research and development; or, if no such list is attached, I represent that there are no such Prior Inventions. Under the heading “Assigned” on Schedule A, I have listed those Prior Inventions that are being assigned to the Company hereunder, if any (collectively, the “Assigned Prior Inventions”). If applicable, under the heading “Not Assigned” on Schedule A, I have listed those Prior Inventions that are not being assigned to the Company hereunder, if any (collectively, the “Not Assigned Prior Inventions”). I hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Assigned Prior Inventions, if any, without any further consideration therefor. I agree that I will not incorporate, or permit to be incorporated, any Not Assigned Prior Inventions owned by me or in which I have an interest into a Company product, process, or machine without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or machine a Not Assigned Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process, or machine.

47000 Liberty Drive Wixom MI 48393

(b) Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, without any further consideration therefor. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

(c) Government Contracting. I agree to assign to the United States government all my right, title, and interest in and to any and all Assigned Prior Inventions and Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Exceptions. I further understand that the foregoing assignment obligations do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, resources, trade Secrets, or Confidential Information except for those Inventions that either: (A) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) result from any work that I performed for the Company. I will advise the Company promptly in writing of any inventions that I believe meet the foregoing criteria and not otherwise disclosed on Schedule A.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of the Assigned Prior Inventions and all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assigned Prior Inventions and Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Assigned Prior Inventions or any Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4.	NON-COMPETITION.

(a) In order to protect the Company’s Trade Secrets, Confidential Information, property rights, goodwill and legitimate business interests, during the term of my employment with the Company, and for the one (1) year period following the termination of my employment with the Company (the “Restricted Period”) for any reason, I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in the same or substantially similar activities as were performed by or for the Company (whether in connection with its XL Fleet business or the business activities of Spruce Power and all of its affiliated entities) within the continental United States of America (each a “Restricted Activity”); provided that the ownership restriction shall not prohibit an investment in publicly or privately traded stock of a company representing less than three percent of the stock of such company, provided that I comply with the provisions of my Employment Agreement and this Agreement other than such ownership restriction.

47000 Liberty Drive Wixom MI 48393

(b) The Company, in its sole discretion, may elect to waive the restrictions set forth in Section 4(a). Such waiver shall be provided in writing to me by the Company. Such waiver shall have no effect on my obligations under the remainder of this Agreement, which shall continue in full force and effect in all respects. I acknowledge and agree that nothing in this Section 4(b) gives me an election as to compliance with Section 4(a).

(c) In the event that I am considering a post- employment professional opportunity (including, but not limited to, in the role of employee, consultant, contractor, owner, partner, or otherwise), that may commence during the Restricted Period, whether or not such opportunity represents a potential violation of Section 4 (a) or not, I shall notify the General Counsel at the Company in writing of such opportunity.

5.	NON-SOLICITATION.

(a) During the Restricted Period (as defined in Section 4), I will not, directly or indirectly, in any manner, other than for the benefit of the Company:

(i) call upon, solicit, divert, take away, accept or conduct any business from or with any of the current or prospective customers, clients, vendors or suppliers of the Company, to the extent in competition with, or to the detriment of, the Company; or

(ii) solicit, entice, or attempt to persuade any employee or consultant of the Company to leave the Company for any reason, or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company in the Spruce Business or who was employed or engaged by the Company in the Spruce Business within six (6) months of any attempt to hire such person, reduced to three (3) months if the decision to terminate the person’s employment was made after I have ceased to be employed by the Company.

6.	REASONABLENESS OF RESTRICTIONS; TOLLING.

I acknowledge and agree that the provisions of Sections 4 and 5 of this Agreement are necessary and reasonable to protect the Company’s Trade Secrets, Confidential Information, property rights, goodwill and business interests. I further acknowledge and agree that the limitations and the types of employment which are prohibited by Sections 4 and 5, including but not limited to Section 4(a), are narrow and reasonable in relation to the skills which represent my principal salable asset both to the Company and to my other prospective employers, and that the specific but broad temporal and geographical scope is reasonable and fair in light of the Company’s need to market its services and sell its products in a large geographic area in order to maintain a sufficient customer base. I acknowledge and agree that the Restricted Period shall be tolled, and shall not run during any period in which I am in violation of the terms of Section 4 and 5, to such extent as permitted under applicable law.

7.	SCOPE OF NONDISCLOSURE RESTRICTIONS

Nothing in this Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. I acknowledge that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege. In addition, notwithstanding any provisions in this Agreement, pursuant to the federal Defend Trade Secrets Act, I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, provided I file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

47000 Liberty Drive Wixom MI 48393

8.	REPRESENTATIONS AND WARRANTIES.

(a) No Violation. I am not subject to any employment, non-disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party (including, but not limited to, any former employer) that would prevent or prohibit me from fulfilling my duties for the Company. If am the subject of any such agreement, and have any doubt as to its applicability, I will provide a copy of such agreement to the Company so that the Company can make a determination as to its effect on my ability to work for the Company.

(b) Third-Party IP. I agree not to use or include in any of my Inventions any copyrighted, restricted, or protected code, specifications, concepts, trade secrets, or confidential information of any third party, or any other information which I would be prohibited from using by any employment, non- disclosure, confidentiality, non-compete, employee covenants, or other agreement with any third party. If I am unsure whether I may use or incorporate any third-party product or code or other work of any third party in any of my Inventions, I will check with the Company’s management and experts prior to such use or incorporation.

9.	GENERAL.

(a) Further Assurances. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I have not entered into and agree not to enter into any oral or written agreement in conflict with this Agreement.

(b) Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach or threatened breach of the covenants set forth in this Agreement. Accordingly, I agree that if I breach or threaten to breach this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY ARISING FROM OR RELATING TO THIS AGREEMENT.

(d) Effect. This Agreement shall be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of the Company’s Trade Secrets or Confidential Information.

(e) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us, except as provided for a specified Good Reason as provided in the Employment Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

(f) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(g) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

(h) Construction. The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

47000 Liberty Drive Wixom MI 48393

10.	EXPRESS ACKNOWLEDGEMENTS. I acknowledge and agree to each of the following items:

(a) I understand that this Agreement is not intended to change my status as an employee-at-will, and I understand that either the Company or I may terminate my employment at any time with or without cause.

(b) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.

(c) I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand such terms, consequences, and binding effect.

(d) I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

(e) I understand that any acquirer, purchaser of all or substantially all of the assets of the Company, or other successor or assign to the Company or its business will be relying on my covenants and representations warranties in this Agreement in agreeing to acquire or purchase the Company or its assets, and agree that this Agreement shall be enforceable by such successor or assign.

(f) I acknowledge that I have been afforded sufficient opportunity to review the terms of this Agreement.

47000 Liberty Drive Wixom MI 48393

I have executed this Agreement on the date set forth below, to be deemed effective at the earlier to occur of the commencement of my employment relationship with the Company or upon my initial possession, knowledge, or acquisition of any of the Company’s Trade Secrets or Confidential Information; provided, however, that if the latter date is vague or indeterminable, this Agreement shall be deemed effective as of the commencement of my employment relationship with the Company.

By:
Name:	Christian Fong

47000 Liberty Drive Wixom MI 48393

SCHEDULE A

PRIOR INVENTIONS

Assigned

●

Not Assigned

●	Renewable Power YieldCo corporate finance framework, and application to DG Solar portfolio design

●	Framework and application of REIT eligibility for solar PV power systems, including content of IRS Private Letter Ruling (submitted prior to Execution Date, with no response from IRS).

47000 Liberty Drive Wixom MI 48393

Exhibit B

Form of Separation Agreement and Release

DRAFT 1

CONFIDENTIAL

[Date]

Mr. Christian Fong

Re:	Separation from Employment

Dear Christian:

As we have discussed, your employment with XL Fleet Corp. (the “Company”) is ending/has ended effective [●], 20__ (the “Separation Date”). The purpose of this letter agreement (the “Separation Agreement”) is to set forth the terms of your separation from the Company. Provision of the Separation Benefits referenced in Section 2 of this Agreement is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below. You have [twenty-one (21)] calendar days to review this Agreement and sign it if you wish. This Agreement shall become effective on the eighth (8th) day following the date on which you sign it (the “Effective Date”).

1. Separation Date. Your employment with the Company will end on the Separation Date, as described above. You will receive the Accrued Obligations as defined in your employment agreement with the Company dated September 9, 2022 (the “Employment Agreement”). Other than as provided herein, any entitlement you may have under a Company-provided benefit plan or program shall terminate as of the Separation Date, except as required by law and/or in accordance with plan or program terms. As of the Separation Date: (a) your employment with the Company shall conclude; (b) you no longer shall be entitled to payment of base salary, bonus or other form of compensation by virtue of your employment, except as set forth in this Agreement and (c) you shall not represent yourself as an employee or agent of the Company.

2. Separation Benefits. If you: (a) execute and do not revoke this Agreement a during the seven (7) calendar day release revocation period as described in Section 8 below (the “Release Revocation Period”) and (b) fully comply with the terms and conditions set forth in this Agreement, the Company agrees to provide you with the separation benefits specified in Section 4[(e)][(f)] of the Employment Agreement (together, the “Separation Benefits”), subject to any delays [to determine the later occurrence of a Change of Control as set forth in the Employment Agreement or as] required under Section 8(a)(i) of the Employment Agreement.

[1]	NTD: The Parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required to obtain such release. This footnote is part of the form of release and is to be removed only when the Company finalizes the letter agreement for execution.

47000 Liberty Drive Wixom MI 48393

3. Acknowledgements and Affirmations by Both Parties. You acknowledge and agree that the Separation Benefits are not intended to and do not constitute a severance plan or confer a benefit on anyone other than the parties. You further acknowledge that except for the Separation Benefits and the Accrued Obligations, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentive compensation, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit. You further understand and agree that you would not receive the Separation Benefits except for your execution of this Agreement, and the fulfillment of the promises contained therein. You further affirm as follows: (a) you have not filed, caused to be filed, or presently are a party to any claim against the Company; (b) you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) that all of the Company’s decisions regarding your pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (e) you have no known workplace injuries or occupational diseases; (f) you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and your agreement(s) with the Company and/or common law; (g) you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; (h) you are not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

4. No Contest of Unemployment. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to  applicable state law. Notwithstanding the foregoing, the Company agrees that it shall not contest any claim for unemployment benefits by you (please note that the Company shall not be required to falsify any information).

5. Covenants & Warranties. You expressly acknowledge and agree to the following:

(a) Return of Property and Records. Within seven (7) business days following the Separation Date, you shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company that may be in your possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. In the event that you are then using your personal devices (whether computers, mobile phones or otherwise) in the service of Company business activities, you agree to tender such devices to the Company to enable the Company to recover and retrieve any Company information stored therein. The Company shall return such devices to you after such retrieval. You may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, you understand and agree that the Company property belongs exclusively to the Company, it should be used only for Company business, and you have no reasonable expectation of privacy on any Company property or with respect to any information stored thereon

(b) Cooperation. You shall use all reasonable efforts to cooperate fully with the Company to the extent reasonable in connection with any matter or event relating to your employment or events that occurred during your employment, including assisting with: (i) the transition of your responsibilities and duties to other personnel of the Company through [●], 20__; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; and (iii) any investigation or review of any federal, state or local regulatory authority. Your cooperation in connection with such matters, actions and claims shall include being reasonably available to provide information to, and if requested to meet with, the Company or its counsel at a mutually convenient time during normal working hours to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company which relates to events or occurrences that transpired while you were employed by the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company following the Separation Date, you shall notify the Company within three (3) business days. The Company agrees to provide you reasonable compensation for your time provided pursuant to this paragraph if the Company requests your cooperation after [●], 20__. The Company also agrees to reimburse you for any out-of-pocket expenses approved in advance by the Company and incurred in connection with providing such cooperation under this Section. All requests for cooperation by the Company pursuant to this paragraph must be reasonable and must not unreasonably disrupt any employment position that you hold in the future. The Company also agrees to provide reasonable advance notice when requesting your cooperation pursuant to this paragraph. Notwithstanding the foregoing, you shall have no obligation to sign any filings made with the Securities and Exchange Commission following the Separation Date, nor shall you have any obligation to sign any documents on behalf of the Company.

47000 Liberty Drive Wixom MI 48393

(c) Non-Disparagement. You shall not make any oral or written communication to any person or entity that has the effect of professionally or personally disparaging, damaging the reputation of, or otherwise working in any way to the detriment or adverse to the interests of, the Company or any of its respective directors, officers, shareholders, employees, or agents (in each case known to you), and that you shall not engage in any conduct that is intended to harm professionally or personally the reputation of the Company; provided that nothing in this Section shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so or as provided in Section 7 of the Employment Agreement. In addition, nothing in this letter agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(d) No Further Actions. As of the Effective Date, you have not: (i) filed any action, complaint, charge, grievance or arbitration against the Company; (ii) contacted any local, state or federal governmental agency regarding the Company; (iii) encouraged any individual to file any action, complaint, charge, grievance or arbitration against the Company; (iv) received information from any individual that such individual intends to file or threaten to file an action, complaint, charge, grievance or arbitration against the Company; or (v) provided any information to any individual to aid such individual in filing or threatening to file an action, complaint, charge, grievance or arbitration against the Company. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, except as provided herein.

(e) Material Breach. A breach of any of the above subsections shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall permit and entitle the Company to cease any additional payment or provision of the Separation Benefits. In addition to any other penalties or restrictions that may apply under any this or any other applicable agreement, applicable law or otherwise, in the event of a breach of any of the above subsections, you acknowledge and agree that: (a) you shall forfeit any vested unexercised options and/or any shares held by you that were received in respect of your stock options or restricted stock unit awards effective as of the date of such breach; and (b) this provision constitutes an amendment of each of those award agreements.

(f) No Wrongdoing. You represent and understand that neither the benefits set forth in this Agreement nor the Company’s entering into this Agreement shall constitute an admission by the Company of wrongdoing, and further, that as of the Separation Date, you have not reported any practice of the Company that you believe to be in violation of any law, and further that if you were aware of a legitimate claim against the Company you informed the Company of same or the Company was aware of same. Additionally, as of the Separation Date, to the best of your knowledge and based on the information that was provided to you, you reaffirm the accuracy of the certifications that you signed during the course of your employment pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

47000 Liberty Drive Wixom MI 48393

6. Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company 2 whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any California, Colorado, Michigan, Texas or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the California Fair Employment and Housing Act, Cal. Gov’t Code § 12900 et seq., the California Family Rights Act, Cal. Gov’t Code § 12945.2 and §19702.3, Cal. Labor Code §1197.5 (California equal pay law), the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq., the California Victims of Domestic Violence Employment Leave Act, Cal. Labor Code §§ 230 and 230.1, the California Moore-Brown-Roberti Family Rights Act, Cal. Gov’t Code § 12945.2, Cal. Lab. Code § 233 (California kin care law), Cal. Code Regs. tit. 2, § 11035 et seq. (California pregnancy leave law), Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), and Cal. Mil. & Vet. Code § 395.10 (California military family leave law), Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), the Colorado Family Care Act, 8-13.3-201 et seq., Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence and crime victim leave law), Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), and Colo. Rev. Stat. § 28-3-609 (Colorado military leave law), the Michigan Elliott-Larsen Civil Rights Act, Mich. Comp. Laws § 37.2101 et seq., the Michigan Persons with Disabilities Civil Rights Act, Mich. Comp. Laws § 37.1101 et seq., the Workforce Opportunity Wage Act, Mich. Comp. Laws § 408.411 et seq., Mich. Comp. Laws § 408.471 et seq. (Michigan wage payment law), the Michigan Paid Medical Leave Act, Mich. Comp. Laws § 408.961 et seq., Mich. Comp. Laws § 37.1201 et seq. (Michigan genetic testing law), and the Michigan Whistleblowers’ Protection Act, Mich. Comp. Laws § 15.361 et seq., the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. § 21.001 et seq., Tex. Lab. Code Ann. § 21.401 et seq. (Texas genetic testing law), Tex. Lab. Code Ann. § 61.011 et seq. (Texas wage payment law), Tex. Lab. Code Ann. § 52.001 et seq. (Texas religious accommodation law), and Tex. Lab. Code Ann. § 21.055 et seq. (Texas whistleblower protection law), all as amended and any similar California, Colorado, Michigan, Texas, or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released.

[2]	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

47000 Liberty Drive Wixom MI 48393

iii.	Claims under any California, Colorado, Michigan, Texas or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any California, Colorado, Michigan, Texas or other state or federal statute, regulation or executive order (as amended) relating to violation of whistleblower protections, public policy or any other form of retaliation or wrongful termination under California, Colorado, Delaware, Massachusetts, New Jersey or other state or federal statute, including the Sarbanes-Oxley Act of 2002.

v.	Any other Claim arising under other California, Colorado, Michigan, Texas or other state or federal law

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement.
ii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws, for reimbursement of expenses to the extent set forth in Cal. Lab. Code Section 2802, or under your indemnification agreement with the Company dated September 9, 2022.
iii.	Prohibit you from challenging the validity of this release under federal law.
iv.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

47000 Liberty Drive Wixom MI 48393

(c) SECTION 1542 WAIVER. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement and confirm that it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d) Consideration Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

7. Covenant Not to Sue. Subject to Section 6 above, you covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against the Company with respect to any matter which arises from or relates to your employment with the Company or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from: (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the EEOC or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any claim released by this Agreement. You acknowledge that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

8. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with [twenty-one (21)] days in which to consider and accept the terms of this Agreement by signing below and returning it to Stacey S. Constas, Esq., General Counsel, XL Fleet Corp., sConstas@xlfleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to Stacey S. Constas, Esq., General Counsel, XL Fleet Corp., sConstas@xlfleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original [twenty-one (21)] day consideration period.

47000 Liberty Drive Wixom MI 48393

9. Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five days following the Separation Date, you will update (or have updated) any and all social media accounts (including, but not limited to, LinkedIn, Facebook, and Twitter) to reflect that you are no longer employed by or associated with the Company.

10. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement including, but not limited to, consequences related to Section 409A of the Internal Revenue Code of 1986, as amended.

11. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that this Agreement, as well as the applicable Company equity plan, equity award agreements, and Employee Covenants Agreement, constitutes the entire agreement between you and the Company, and supersedes any and all prior oral contemporaneous oral and/or written agreements between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Delaware and shall be governed by and construed in accordance with the laws of Delaware, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Delaware in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Delaware. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12. Competency; Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that: (a) you are competent to execute this Agreement; (b) you have been afforded sufficient time to understand the terms and effects of this Agreement; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement; (e) that at the time of considering or executing this Agreement, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor- debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

[SIGNATURE PAGE FOLLOWS]

47000 Liberty Drive Wixom MI 48393

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Stacey S. Constas, General Counsel, XL Fleet Corp., sConstas@xflleet.com. Please return this Agreement no later than [twenty-one (21)] calendar days following the date of this Agreement. If the Company does not receive your acceptance within the [twenty-one (21)] day timeframe, the Agreement shall terminate and be of no further force or effect.

Sincerely,

XL FLEET CORP.

By:

Its:

Date:

Acknowledged and Agreed:

Christian Fong

Date: